EXHIBIT 10(f)
                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                          EXECUTIVE SEVERANCE AGREEMENT

                          (Effective ________________)


           This Severance Agreement (the "Agreement") is made as of______________ between CENTRAL LOUISIANA ELECTRIC COMPANY, INC., a Louisiana corporation (the "Company"), and_________________________, an individual ("Employee").

           WHEREAS, the Company wishes to employ Employee, and Employee wishes to accept employment by the Company, under the terms and conditions set forth in this Agreement;

           NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

      1.   EMPLOYMENT:

           (a) The Company employs Employee and Employee accepts employment as __________________________________________ ("Executive Employment").
      Employee will perform the duties that are customarily incident to such position and such other duties as may from time to time be assigned to him/her by the Chief Executive Officer of the Company.

           (b) During the Term of Employment (as hereinafter defined), Employee will devote his/her full time, attention and energies to the business of the Company and will not, without the prior written consent of the Chief Executive Officer of the Company, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, Employee will not be prevented from (i) engaging in any civic or charitable activity for which Employee receives no compensation or other pecuniary advantage; (ii) investing his/her personal assets in businesses which do not compete with the Company provided that such investment will not require any services on the part of Employee in the operation of the affairs of the businesses in which investments are made and provided further that Employee's participation in such businesses is solely that of an investor; (iii) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Employee owning beneficially at any time five percent or more of the equity securities of any corporation engaged in a business competitive with that of the Company; or (iv) participating in any other activity approved in advance in writing by the Chief Executive Officer of the Company.

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           2. TERM: The Term of Employment will begin on the date set forth above and will continue through July 1, ____ [3 years]; provided, however, that commencing July 1, ____ [in the year following the effective day], and thereafter on each anniversary of this Agreement (the "Extension Date"), the Term of Employment will be extended by one (1) year, unless the Company or Employee gives written notice to the other, at least thirty (30) days before the Extension Date, that the Term of Employment will not be extended.

           3.   SALARY AND COMPENSATION:

           (a) Except as otherwise provided in this paragraph 3(a), the Company will pay to Employee during the period of his/her Executive Employment a salary equal to his/her annual base salary as of the date of this Agreement. Employee's annual base salary will be subject to review no less often than annually and may be increased or reduced by the Board of Directors of the Company, in its sole discretion, provided, however, that Employee's annual base salary may not be reduced at any time unless such reduction is part of a reduction in pay uniformly applicable to all officers of the Company. The Company will pay such salary to Employee in accordance with its customary payroll practices applicable to other executive officers. Employee will also be eligible for participation in the Annual Incentive Compensation Plan, the Long-Term Incentive Compensation Plan and other bonus incentive plans which the Company may adopt from time to time for similarly situated executives.

           (b) Employee will be entitled to all health, disability and life insurance benefits, pension benefits and other employee benefits and perquisites generally provided to similarly situated executive officers of the Company on the same basis as such benefits and perquisites are provided to such executive officers.

           (c) The Company will reimburse Employee for all reasonable expenses paid or incurred by Employee in performing his/her duties hereunder in accordance with the Company's standard expense reporting and reimbursement policies.

           4.   TERMINATION OF EMPLOYMENT:

           (a) Except as specifically provided in this Agreement or under the terms of any employee benefit plan in which Employee participates, Employee will not be entitled to any compensation or benefits from the Company after the date his/her Executive Employment terminates.

           (b) If Employee's Executive Employment is terminated prior to the expiration of the Term of Employment (i) by the Company for any reason other than a Material Breach of this Agreement by Employee (as hereinafter defined),
                                      -2-

      or (ii) by Employee due to a Constructive Termination (as hereinafter defined), Employee will be entitled to receive, as severance pay, an amount equal to one hundred percent (100%) of his/her annual base salary at time of termination under paragraph 3(a) (determined immediately prior to any reduction in such salary), provided Employee is not in breach of any post-termination obligation imposed on her under the terms of this Agreement. The amount of severance pay provided pursuant to this paragraph 4(b) will be paid to Employee in two equal installments, with the first installment to be paid on termination of Employee's Executive Employment and the second installment to be paid six (6) months thereafter.

           (c) If Employee's Executive Employment is terminated prior to the expiration of the Term of Employment by the Company because of a Material Breach of this Agreement by Employee, or by Employee for any reason other than the reasons set forth in paragraph 4(b)(ii) and (iii), Employee will be entitled to receive his/her salary pro rated to the date of termination.

           (d) For purposes of this Agreement, a "Material Breach of this Agreement by Employee" will occur if Employee: (i) commits an intentional act of fraud, embezzlement or theft in the course of his/her Executive Employment or otherwise engages in any intentional misconduct which is materially injurious to the Company's financial condition or business reputation; (ii) commits intentional damage to the property of the Company or any subsidiary or commits intentional wrongful disclosure of Confidential Information (as hereinafter defined) which is materially injurious to the Company's financial condition or business reputation; or
      (iii) intentionally refuses to perform the material duties of his/her position under this Agreement. For purposes of this Agreement, no act or failure to act on the part of Employee will be deemed "intentional" if it was due primarily to an error in judgment or negligence, but will be deemed "intentional" only if done or omitted to be done by Employee not in good faith and without reasonable belief that his/her action or omission was in the best interest of the Company or any subsidiary.

           (e) For purposes of this Agreement, a "Constructive Termination" will occur if Employee terminates his/her Executive Employment (i) following a reduction (other than a reduction in pay uniformly applicable to all officers of the Company) of the annual amount of base salary being paid to Employee at any time pursuant to paragraph 3(a), or (ii) following a significant reduction in his/her authority, duties or responsibilities from those contemplated in paragraph 1 of this Agreement; PROVIDED, HOWEVER, that no event or condition described in clauses (i) and (ii) of this paragraph 4(e) shall constitute Constructive Termination unless (X) Employee gives the Company written notice of his/her objection to such event or condition within ninety (90) days after the date Employee learns of such event, (Y)
                                      -3-

      such event or condition is not corrected by the Company within thirty (30) days of its receipt of such notice, and (Z) Employee resigns his/her employment with the Company not more than fifteen (15) days following the expiration of the thirty (30) day period described in the foregoing clause
      (Y). The failure of Employee to effect a Constructive Termination as to any one event described in clauses (i) and (ii) above shall not affect his/her entitlement to effect a Constructive Termination as to any other such event.

      5. ADDITIONAL BENEFITS: Employee will be entitled to the following additional benefits if his/her Executive Employment is terminated under the circumstances described in the first sentence of paragraph 4(b).

           (a) If Employee's principal office is located in Pineville, Louisiana at the time of such termination of Executive Employment, the Company will (i) at the written request of Employee, purchase his/her principal residence if such residence is located within sixty (60) miles of the Company's Pineville, Louisiana office (the "Principal Residence") for an amount equal to the greater of (A) the purchase price of such Principal Residence plus the documented cost of any capital improvements to the Principal Residence made by Employee or (B) the fair market value of such Principal Residence as determined by the Company's usual relocation practice and (ii) pay or reimburse Employee for the cost of relocating Employee, his/her family and their household goods and other personal property, in accordance with the Company's usual relocation practice, to any location in the continental United States. Notwithstanding the foregoing, the Company will not be obligated to purchase Employee's Principal Residence or to pay or reimburse such relocation expenses unless, within twelve (12) months after the termination of his/her Executive Employment, the Company is requested to purchase such Principal Residence or Employee has relocated from the Pineville, Louisiana area.

           (b) If Employee elects continuation coverage within the meaning of
      Section 4980B(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect a group health plan sponsored by the Company (other than a health flexible spending account under a self-insured medical reimbursement plan described in Sections 125 and 105(h) of the Code), the Company will pay the continuation coverage premium for the same type and level of group health plan coverage received by the Employee immediately prior to such termination of Executive Employment for the period beginning on the effective date of such continuation coverage and ending on the earlier of the date that is 18 months after such termination of Executive Employment or the date Employee becomes covered under the group health plan of another employer. Notwithstanding the foregoing, the Company will not be obligated to pay the continuation coverage premium with respect to Employee's participation in a group health plan sponsored by the

      Company if one or more qualified beneficiaries with respect to Employee elect such continuation coverage but Employee does not elect such coverage or during any period that Employee or any qualified beneficiary with respect to Employee continues to receive such continuation coverage under a group health plan sponsored by the Company after Employee becomes covered by the group health plan of another employer.

      6.   CHANGE IN CONTROL OF THE COMPANY:

           (a) If a Change in Control of the Company (as hereinafter defined) occurs prior to the expiration of the Term of Employment and within three years after the Change in Control of the Company (i) Employee's Executive Employment is terminated by the Company for reasons other than a Material Breach of this Agreement by Employee or (ii) Employee terminates his/her Executive Employment for Good Reason (as hereinafter defined), the Company, within thirty (30) days of Employee's termination of Executive Employment, will pay to Employee, in lieu of any severance obligation under paragraph 4 and in lieu of the benefits Employee is otherwise entitled to receive under paragraph 5, an amount equal to 3.0 times Employee's "base amount" as such term is defined in Section 280G(d) of the Code minus one dollar.

           (b) As used in this Agreement, the term "Change in Control of the Company" will have the same meaning as the term "Change in Control" set forth in Section 7.3 of the Central Louisiana Electric Company, Inc. 1990 Long-Term Incentive Compensation Plan.

           (c) As used in this Agreement, the term "Good Reason" means that, following a Change in Control of the Company and without Employee's written consent, (i) there has been a significant adverse change in the nature or scope of Employee's authority, duties or responsibilities from those contemplated in paragraph 1 of this Agreement, (ii) there has been a reduction in Employee's base salary, or a termination of Employee's rights to any employee benefits, in effect immediately prior to the Change in Control, (iii) Employee has reasonably determined that, as a result of a change in circumstances following the Change in Control of the Company that significantly affect his/her Executive Employment, she is unable to exercise the authority, power, duties and responsibilities contemplated by paragraph 1 of this Agreement or (iv) Employee is required to be away from his/her office in the course of discharging her duties and responsibilities under this Agreement significantly more than was required prior to the Change in Control; PROVIDED, HOWEVER, that no event or condition described in clauses (i) through (iv) of this paragraph 6(c) shall constitute Good Reason unless (X) Employee gives the Company written notice of his/her objection to such event or condition at any time after Employee learns of such event, (Y) such event or condition is not corrected by the Company within thirty (30) days of its receipt of such notice and (Z) Employee resigns his/her employment with the Company not more than fifteen (15) days following the expiration of the thirty (30) day period described in the foregoing clause (Y). The failure of Employee to effect a termination for Good Reason as to any one event described in clauses (i) through (iv) above shall not affect his/her entitlement to effect a termination for Good Reason as to any other such event.

           7. PARACHUTE PAYMENT LIMITATION: Notwithstanding any provision of this Agreement to the contrary, the aggregate present value of all parachute payments payable to or for the benefit of Employee, whether payable pursuant to this Agreement or otherwise, shall be one dollar less than three (3) times Employee's base amount and, to the extent necessary, payments under this Agreement ("Severance Benefits") and any parachute payments payable under any other agreement between Employee and the Company shall be reduced in order that this limitation not be exceeded. The terms parachute payment, base amount and present value shall have the meanings assigned thereto under Section 280G of the Code. It is the intention of this paragraph 7 to avoid excise taxes on Employee under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G of the Code. The determination of whether any reduction in the amount of parachute payments is required under this paragraph 7 shall be made by the Company's independent accountants, and Employee shall be entitled to select the parachute payments that will remain payable after the application of this paragraph 7. The fact that Employee has his/her Severance Payment reduced as a result of the limitations set forth in this paragraph 7 will not of itself limit or otherwise affect any rights of Employee arising other than pursuant to this Agreement.

           8. NO MITIGATION OBLIGATION: The Company acknowledges that it will be difficult and may be impossible (i) for Employee to find reasonably comparable employment following termination of her Executive Employment and (ii) to measure the amount of damages which Employee may suffer as a result of termination of her Executive Employment. Accordingly, the payment of the Severance Payment provided under this Agreement is acknowledged by the Company to be reasonable and to be liquidated damages, and Employee will not be required to mitigate the amount of the Severance Payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

           9. LEGAL FEES AND EXPENSES: (a) In the event any dispute in connection with this Agreement arises with respect to obligations of the Employee or the Company that were required to be performed prior to a Change in Control of the Company, all costs, fees and expenses, including attorney fees, of any litigation, arbitration or other legal action in connection with such matters in which the Employee substantially prevails, shall be borne by, and be the obligation of, the Company.

           (b) After a Change in Control of the Company has occurred it is the intent of the Company that Employee not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Employee's rights under this Agreement by litigation or otherwise, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee under this Agreement. Accordingly, if it should appear to Employee that, following a Change in Control of the Company, the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable or in any way reduce the possibility of collecting the amounts due hereunder, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Employee the benefits provided or intended to be provided under this Agreement, the Company irrevocably authorizes Employee from time to time to retain counsel of Employee's choice, at the expense of the Company as hereafter provided, to advise and represent Employee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Employee in connection with any of the foregoing without respect to whether Employee prevails, in whole or in part.

           (c) In no event shall the Employee be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to arbitration, litigation or other legal action in connection with this Agreement.

      10.  NON-DISCLOSURE:

           (a) Employee recognizes and acknowledges that in the course of his/her employment and as a result of the position of trust she holds under this Agreement he/she has obtained private or confidential information and proprietary data relating to the Company, including without limitation financial information, customer lists, patent information and other data which are valuable assets and property rights of the Company. All of such private or confidential information and proprietary data is referred to herein as "Confidential Information"; provided, however, that Confidential Information will not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee).

           (b) Employee agrees that he/she will not, during his/her Executive Employment or any time after the termination of his/her Executive Employment, either directly or indirectly, disclose or use Confidential Information acquired during his/her employment with the Company, except with the prior written consent of the Chief Executive Officer of the Company.
                                      -7-

      11. NON-COMPETITION: Employee agrees that he/she will not, for a period of one (1) year after the voluntary termination of his/her Executive Employment (except termination for Good Reason pursuant to Section 6) or the involuntary termination of her employment by the Company due to a Material Breach of this Agreement, in Employee's individual capacity or on behalf of another (i) hire or offer to hire any of the Company's officers, employees or agents, (ii) persuade or attempt to persuade in any manner any officer, employee or agent of the Company to discontinue any relationship with the Company, or (iii) solicit or divert or attempt to divert any customer or supplier of the Company.

      12. ASSISTANCE WITH LITIGATION: For a period of one (1) year after the end of the last period for which Employee will have received any compensation under this Agreement, Employee will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the Company is then or may become involved.

      13. NO SET-OFF RIGHTS: There will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Employee provided for in this Agreement.

      14.  SOURCE OF PAYMENTS:

           (a) All payments provided in this Agreement will be paid in cash from the general funds of the Company. Employee's status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and Employee will have no right, title, or interest whatsoever in or to any, investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Employee or any other person.

           (b) Notwithstanding the provisions of paragraph 14(a), the Board of Directors of the Company may establish a trust or trusts out of which benefits provided under this Agreement may be paid.

      15. FEDERAL INCOME TAX WITHHOLDING: The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

      16. ASSIGNMENT: Neither Employee, his/her spouse, nor their estates will have any right to anticipate, encumber or dispose of any payment under this Agreement, which payments and the rights to such payments are expressly declared non-assignable and non-transferable, except as otherwise specifically provided in this Agreement.
                                      -8-

      17. BINDING EFFECT: This Agreement will inure to the benefit of and be binding upon the Company, its subsidiaries, successors and assigns, including, without limitation, any person, partnership, Company or corporation which may acquire substantially all of the Company's assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined, and will inure to the benefit of and be binding upon Employee, his/her heirs, distributees, and personal representatives. If payments become payable to Employee's surviving spouse or other assigns and such person will thereafter die, such payment will revert to Employee's estate.

      18. SEVERABILITY: If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

      19. SURVIVAL OF CERTAIN PROVISIONS: Notwithstanding anything herein to the contrary, to the extent applicable, the obligations of the Company under paragraphs 4, 5, 6 and 9, and the obligations of the Employee under paragraphs 10 and 11, will remain operative and in full force and effect regardless of the expiration of the Term of Employment.

      20. COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

      21. TITLES: The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

      22. WAIVER: The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver or future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

      23. NOTICES: All notices required or permitted to be given under this Agreement will be given in writing and will be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to Employee's address set forth at the beginning of this Agreement and to the Company's principal executive offices. Either party may, by giving notice to the other party in accordance with this paragraph, change the address at which it is to receive notices hereunder.

      24. ENTIRE AGREEMENT; MODIFICATION: This Agreement supersedes all previous agreements, negotiations, or communications between Employee and the Company and contains the complete and exclusive expression of the understanding between the parties. This Agreement cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties.

                                      -9-

      25. GOVERNING LAW: This Agreement will be construed and enforced in accordance with the laws of the State of Louisiana.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                      CENTRAL LOUISIANA ELECTRIC COMPANY, INC.



                                      By _____________________________________
                                                      President

ATTEST:

_____________________________
Assistant Corporate Secretary

                                      EMPLOYEE

                                      ____________________________________

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